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                                                                    EXHIBIT 99.1

                          TEEKAY SHIPPING CORPORATION

                         AMENDED 1995 STOCK OPTION PLAN

1.    PURPOSE

1.01 The purpose of the 1995 Stock Option Plan (the "Plan") is to provide an effective long term incentive for selected key employees, directors, officers and consultants of Teekay Shipping Corporation and related companies including Teekay Shipping Limited (including its affiliates, "Teekay Shipping"), which provides management services to Teekay Shipping Corporation, to foster a greater proprietary interest in the continued success of the Company.

2.    DEFINITIONS

2.01  In this Plan:

      (a)   "Board" means the Board of Directors of Teekay Shipping Corporation;

      (b) "Company" means Teekay Shipping Corporation, or any successor corporation;

      (c) "Committee" means the committee of the Board charged with the responsibility of administering the Plan or, failing the designation of a committee, Committee means the Board;

      (d) "Consultant" means any person who acts as a consultant, advisor or independent contractor to the Company or a Participating Related or Subsidiary Company;

      (e) "Director" means a member of the Board of Directors of Teekay Shipping Corporation or a Participating Related or Subsidiary Company. A Director who is an Employee will be governed by the Plan as an Employee and will not be subject to any provisions which would otherwise apply to Directors. In no event will benefits under the Plan for a Director be additive to benefits for an Employee (or vice versa) who is the same person;

      (f) "Employee" means any person who is a full-time or permanent part-time salaried employee on the payroll of Teekay Shipping Corporation or any Participating Related or Subsidiary Company, but shall specifically exclude temporary, seasonal or contract help;

      (g) "Officer" means any person who is appointed as an Officer by the Board of Directors of the Company or of a Participating Related or Subsidiary company;

      (h) "Options" means the rights granted to an Officer, Employee, Director or Consultant to purchase Shares in accordance with the terms of the Plan;

      (i) "Participant" means an Officer, Employee, Director or Consultant who has been granted Options to purchase Shares of the Company in accordance with the terms of the Plan;
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      (j)   "Participating Related or Subsidiary Company" means a subsidiary of
            Teekay Shipping Corporation or a related company designated by the Board as having Officers, Employees, Directors or Consultants eligible under the Plan;

      (k)   "Plan" means this 1995 Stock Option Plan of Teekay Shipping
            Corporation;

      (l) "Retirement" or "Retires" means the early or normal retirement of an Employee within the retirement policy of the Company, whether or not such Employee is a member of or entitled to benefits under any retirement plan of the Company. With respect to a Director, retirement means cessation of such person's term as a Director upon the scheduled end of such term or earlier upon resignation;

      (m)   "Shares" or "Stock" means common shares of Teekay Shipping
            Corporation;

      (n) "Share Appreciation Rights (SAR)" means the increase in fair market value of the common shares of Teekay Shipping Corporation from the date of grant to date of exercise; and

      (o) "Total Disability" means solely because of disease or injury, an Employee is deemed by a qualified physician selected by the Company to be unable to work at any occupation which the Employee is reasonably qualified to perform. In the case of a Director, total disability means solely because of disease or injury, a Director is deemed by a qualified physician selected by the Company to be unable to carry out his or her responsibilities as a Director.

3.    ADMINISTRATION

3.01  The Plan shall be administered by the Committee.

3.02  The Committee shall:

      (a) formulate guidelines and administrative provisions to implement and run the Plan;

      (b) decide all matters relating to the administration of the Plan including the interpretation of the terms of the Plan. Any decision of the Committee shall be conclusive unless otherwise determined by the Board;

      (c) design and approve any forms and agreements required to carry out the provisions of the Plan;

      (d) delegate to any person or persons administrative duties as the Committee considers appropriate;

      (e) determine the time at which Options shall be granted, the number of Shares subject to each Option, the price at which the Option may be exercised, the term during which the Option may be exercised and any restrictions which limit exercise; and

      (f) designate those individuals, subject to section 4.01, to whom Stock Options may be granted.

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4.     ELIGIBILITY

4.01 Unless expressly excluded herein, Officers, Employees, Directors and Consultants of Teekay Shipping Corporation and Related or Subsidiary Companies shall be eligible to become Participants.

5.     SHARES SUBJECT TO THE PLAN AND DURATION OF THE PLAN

5.01 The number of Shares reserved and available for Options under the Plan shall be 6,298,571 shares.

5.02 No increase in the number of Shares reserved for issuance under the Plan is allowed without approval of the Board.

5.03 Any Shares which are subject to Options which are cancelled or forfeit shall be available for the granting of Options thereafter under the Plan.

5.04 The Plan shall be effective upon the Initial Public Offering of the Company and shall continue as long as Options under the Plan are available.

6.     SHARE APPRECIATION RIGHTS

6.01 In tandem with each Option granted under the Plan, the Committee may grant an equal number of Share Appreciation Rights (SAR). SAR's are subject to the same provisions covering price, vesting, term, exercise and termination of employment as apply to the Options to which each is contingently attached.

6.02 The purpose of the SAR's is to increase the flexibility of the Participant and the Company in the exercise of an Option and the administration of the Plan. The granting of an SAR in tandem with an Option is not intended to increase the compensation Participants would otherwise earn through the Plan. The exercise of either one automatically cancels the right to exercise the other.

6.03 Each SAR carries with it the right of a Participant to receive payment from the Company equal to the gain that would have been realized if the related Share Option had been exercised and the shares resold at fair market value on the date of exercise.

6.04 A Participant may elect to exercise an SAR if his or her intent is not to retain ownership of the shares being exercised. At the time of exercise the Participant is required to notify the Company of his or her intention on the prescribed form.

6.05 The Participant may elect to receive an SAR award in cash, Shares or any combination of the two.

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7.    TERMS AND CONDITIONS OF OPTIONS

7.01 Each Option granted under the Plan shall be evidenced by a written agreement between the Company and the Participant. The agreements shall include the substance of the following provisions:

      (a) the number of Shares for which the Options (and SAR's [if any] granted in tandem) are granted;

      (b)   the price at which the Options (or SAR's) may be exercised;

      (c) unless otherwise specified by the Committee, 25% of the Options (or SAR's) granted will vest and be exercisable the day following one year from the date of the grant of the Options, with a further 25% of the Options (or SAR's) vesting and becoming exercisable the day following each subsequent year from the date of the grant;

      (d) an expiry date determined by the Committee which under no circumstances will be later than ten years after the grant of the Options (and SAR's granted in tandem);

      (e) Options (or SAR's) may be exercised only upon submitting written notice of exercise, accompanied by payment in full of the Option price (if the Option is being exercised). Payment on exercise of an Option may be made by the Participant in cash or certified cheque, or such other forms of payment as may be permitted by the Committee at any time prior to exercise of the Option; and

      (f) Options and the rights and privileges conferred by the Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option, or of any right or privilege conferred hereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, if the Committee permits, a Participant may, during the Participant's lifetime, designate a person who may exercise the Option after the Participant's death by giving written notice of such designation to the Committee. Such designation may be changed from time to time by a Participant by giving written notice to the Committee revoking any earlier designation and making a new designation.

7.02 If a change in the Shares of Teekay Shipping Corporation occurs by reason of subdivision, split, reverse split, stock dividend, or similar recapitalization, then an equitable adjustment shall be made by the Board for outstanding Options.

8.    EFFECT OF LIQUIDATION, REORGANIZATION OR ACQUISITION

8.01 Except as provided in section 8.02, upon a merger (other than a merger of the Company in which the holders of Stock immediately prior to the merger have the same proportionate ownership of Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation

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      of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Stock, any Option shall terminate, but the Participant shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Participant's option in whole or in part whether or not the vesting requirements set forth in the agreement relating to such Option have been satisfied.

8.02 If all the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, all Options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of section 8.01. The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the Option agreement shall continue to apply to the options granted for the Exchange Stock.

8.03  (a)   A Participant shall have the right, upon and after the making of an
            Offer, to exercise such Participant's Options (or related SAR's) in whole or in part whether or not the vesting requirements set forth in the Plan or in the agreement relating to the Options (or related
            SAR's) have been satisfied. In the case of Options (or related
            SAR's) where such vesting requirements have not been satisfied, the exercise shall be solely for the purpose of permitting the Participant to tender the Shares received upon such exercise pursuant to the Offer.

      (b)   "Offer" means an offer:

            (i) made generally to the holders of the Company's voting securities, to the Participant or to a class of security holders which include the Participant, in one or more jurisdictions to purchase directly or indirectly voting securities of the Company or

            (ii) which is a tender offer, exchange offer or take-over bid in any applicable jurisdiction (disregarding for that purpose any minimum percentage of shares to be acquired to constitute such offer or bid in such jurisdictions)

            where the voting securities which are the subject of the Offer, together with the offeror's then presently beneficially owned voting securities, would in the aggregate exceed 25% of the outstanding voting securities of the Company. If two or more persons, corporations or entities make offers jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities to be acquired, then the voting securities beneficially owned by each of them shall be included in the calculation of the percentage of the outstanding voting securities of the Company beneficially owned by each of them.

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            Notwithstanding the foregoing, Offer does not include an Offer made by the Company, any subsidiary or related company with the approval of the Board or any employee benefit plan sponsored by the Company.

            In this Section 8.03 and in Section 8.04, "beneficial ownership", "beneficially owned", and words of similar import shall have the meaning, with necessary grammatical changes, in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

      (c) The Company shall, immediately upon receipt of notice of the Offer, notify each Participant of full particulars of the Offer.

      (d) In lieu of or in combination with (but not in duplication of) the right set out in Section 8.03(a), a Participant shall also have the right, exercisable during the 30 (thirty) days after the Offer has been consummated by the offeror taking up and paying for Shares pursuant to the Offer, to surrender such Participant's Options (or related SAR's) in whole or in part to the Company (whether or not the Options (or related SAR's) are otherwise vested at the time). The Participant shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to such surrendered Option (or related SAR) (or surrendered portion of such Option (or related SAR)) over (ii) the aggregate exercise price payable for such Shares. Such cash distribution shall be made within five (5) days following the Option (or related SAR) surrender date. Upon receipt of such cash distribution, the Option (or related SAR) shall be cancelled with respect to the Shares subject to the surrendered Option (or related SAR) (or surrendered portion of such Option (or related SAR)) and the Participant shall cease to have any further right to acquire Shares pursuant thereto. The Option (or related SAR) shall however remain outstanding for the balance of the Shares and the Company shall issue a new agreement for those remaining Shares.

            "Take-Over Price" shall mean the greater of (i) the Fair Market Value per Share on the date the Option (or related SAR) is surrendered to the Company in connection with the Offer and (ii) the highest reported price per Share paid by the offeror in effecting such Offer.

            "Fair Market Value" per Share on any relevant date shall mean the closing selling price per Share on the date in question on the stock exchange or quotation system which is the primary market for the Shares. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall mean the closing selling price on the last preceding date for which such quotation exists, if any, or as shall be determined by the Board based on the advice of an independent investment banker.

      (e) If, after consummation of the Offer by the offeror taking up and paying for Shares pursuant to the Offer, there is an Involuntary Termination of a Participant who holds Options (or related SAR's) in respect of which Shares were not tendered or taken up and paid for pursuant to the Offer nor surrendered pursuant to Section 8.03(d), such Participant shall be entitled, notwithstanding Section 9.01, to exercise such Options (or related SAR's) for a period of five years, or

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            such longer period as may be determined by the Board, following
            Involuntary Termination, provided that such exercise may not be made after the expiration of the right to exercise such Options (or related SAR's) for any reason other than Involuntary Termination.

            "Involuntary Termination" means the termination of a Participant's service by reason of:

            (i) Participant's involuntary dismissal or discharge for reasons other than Misconduct; or

            (ii) Participant's voluntary resignation following (a) a change in Participant's position which materially reduces Participant's level of responsibility (b) a reduction in Participant's level of compensation (including base salary, fringe benefits or participation in any corporate performance based bonus or incentive programs) by more than 15% or (c) a relocation of Participant's place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without the Participant's consent.

            "Misconduct" shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, or unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company (or any subsidiary or related company), or any intentional misconduct by Participant adversely affecting the business or affairs of the Company (or any subsidiary or related company) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any subsidiary or related company) may consider as grounds for the dismissal or discharge of Participant or any other person in the service of the Company (or subsidiary or related company).

8.04  (a)   A Participant shall have the right, upon and after a Board Change or a Control Purchase, to exercise such Participant's Options (or related SAR's) in whole or in part whether or not the vesting requirements set forth in the Plan or in the agreement relating to the Options (or related SAR's) have been satisfied.

      (b) "Board Change" means, during any period of two consecutive years or less, persons who at the beginning of such period constituted the entire Board of Directors ceased for any reason to constitute a majority thereof unless the election or appointment, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

      (c) "Control Purchase" means any transaction in which any person, corporation or entity shall become the beneficial owner directly or indirectly of more than 25% of the outstanding voting securities of the Company, and such person, corporation or entity shall vote any of such securities at any meeting of the shareholders of the Company in favour of a resolution passed at such meeting which was not recommended by a majority of the "Continuing Directors" (as defined in the Amended and Restated Articles of Incorporation of the Company). If two or more persons, corporations or entities jointly

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            or in concert beneficially own the securities or intend to exercise jointly or in concert any voting rights attaching to the securities, then the voting securities beneficially owned by each of them shall be included in the calculation of the percentage of the outstanding voting securities of the Company beneficially owned by each of them. The foregoing definition does not apply to beneficial ownership by the Company, any subsidiary or related company with the approval of the Board or any employee benefit plan sponsored by the Company.

8.05 Notwithstanding anything to the contrary in the Plan or in the agreement relating to the Options (or related SAR's), the Board or the Committee, may, in its discretion, at any time, determine that a Participant shall have the right to exercise such Participant's Options (or related SAR's) in whole or in part whether or not the vesting requirements set forth in the Plan or in the agreement relating to the Options (or related SAR's) have been satisfied; and may, in its discretion rescind such determination made by it but without depriving a Participant of the benefits to which he or she would otherwise be entitled as a result of having exercised the Options (or related SAR's) before the rescission of the determination.

9.    TERMINATION OF EMPLOYMENT OR CEASING TO BE A DIRECTOR

9.01 If a Participant ceases to be an Officer, Employee, Director or Consultant for any reason other than Disability, Retirement or Death, then all options not yet vested shall immediately expire on the date the Participant ceases to be an Officer, Employee, Director or Consultant and any unexercised Options which are vested pursuant to the provisions of section 7.01(c) must be exercised in accordance with terms of the granting of the Options except that such exercise shall be, unless otherwise provided by the Committee, on or before the earlier of the expiration of 90 days immediately following the date of ceasing to be an Officer, Employee, Director or Consultant or the expiration date of such Options pursuant to section 7.01(d), and thereafter any Options not exercised shall expire.

9.02 If a Participant Retires or becomes Totally Disabled after the granting of the Options, all vesting periods set forth in section 7.01(c) will be waived and the Options will be exercisable at any time up to the earlier of five years from the date of Retirement or Disability or the expiration dates of such Options in accordance with the terms of the granting of the Options, and thereafter any Options not exercised shall expire.

9.03 If a Participant dies during active service following the granting of Options, all vesting periods set forth in section 7.01(c) will be waived and such Options will expire two years from the date of death or the expiration of the Options, whichever is earlier, and thereafter all Options expire.

10.   AMENDMENT AND TERMINATION

10.01 The Board may at any time amend, suspend or terminate the Plan in whole or in part provided that no amendment, suspension or termination shall adversely affect the vested rights of any Participant without the consent of such Participant.

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10.02 Any amendment, suspension or termination of the Plan shall be communicated to all participants within thirty (30) days of such amendment, suspension or termination.

10.03 No amendment, suspension or termination of the Plan may contravene the requirements of any securities commission, stock exchange, or regulatory body of any jurisdiction to which the Plan or Teekay Shipping Corporation is now or may hereafter be subject.

11.   GENERAL

11.01 This Plan and any agreement entered into pursuant to section 7 hereof shall be construed and interpreted according to the laws of the Commonwealth of the Bahamas.

11.02 If any provision in this Plan is void, the remaining provisions shall be binding as though the void parts were deleted.

11.03 Participation in the Plan does not confer upon the Officer, Employee, Director or Consultant any right to continued employment (Employee), status as a Director (Director), or appointment as an Officer or Consultant. Participation in the Plan does not create any rights or privileges of a shareholder of the Company with respect to any Shares issuable upon exercise of any Option unless and until such Option has been exercised.

11.04 For the purposes of the Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing the male gender include the female gender and vice versa.

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